Exhibit 3.1
RESTATED CERTIFICATE
OF UAL CORPORATION
     The present name of the corporation is UAL Corporation (the “Corporation”). The Corporation was incorporated under the name of UAL, Inc., the original Certificate of Incorporation having been filed with the Secretary of State of the State of Delaware on December 30, 1968. This Restated Certificate of the Corporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”).
     ARTICLE FIRST. The name of the Corporation is UAL CORPORATION.
     ARTICLE SECOND. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of Newcastle, Delaware 19808. The name and address of its registered agent is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, in the City of Wilmington, County of Newcastle, Delaware 19808.
     ARTICLE THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.
     ARTICLE FOURTH. The total number of shares of capital stock of all classes of which the Corporation shall have authority to issue is 1,255,000,002, divided into five classes, as follows: 250,000,000 shares of Preferred Stock, without par value (hereinafter referred to as ‘‘Serial Preferred Stock’’), 5,000,000 shares of PBGC 2% Convertible Preferred Stock, par value $0.01 per share (the “PBGC Preferred Stock”), one (1) share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share (the ‘‘Class Pilot MEC Preferred Stock’’), one (1) share of Class IAM Junior Preferred Stock, par value $0.01 per share (the “Class IAM Preferred Stock’’ and, together with the Serial Preferred Stock, the PBGC Preferred Stock, and the Class Pilot MEC Preferred Stock, the ‘‘Preferred Stock’’), and 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).
PART I
Serial Preferred Stock
     The board of directors of the Corporation (the “Board of Directors”) is expressly authorized, without any vote or other action by the stockholders and subject to limitations prescribed by law, to adopt, from time to time, a resolution or resolutions providing for the issue of Serial Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each such series. The authority of the Board of Directors with respect to each such series shall include a determination of the following (which may vary as between the different series of Serial Preferred Stock):
     (a) The number of shares constituting the series and the distinctive designation of the series;
     (b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

     (c) Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption thereof, which amount may, but need not, vary according to the time and circumstances of such redemption;
     (d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;
     (e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;
     (f) The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;
     (g) The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and
     (h) Any other term, condition or provision with respect to the series not inconsistent with the provisions of this Article Fourth, Part I or any resolution adopted by the Board of Directors pursuant thereto.
PART II
PBGC 2% Convertible Preferred Stock
     Unless otherwise indicated, any reference in this Article Fourth, Part II to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part II. Certain defined terms used in this Part II shall have the definitions ascribed to them in Section 10 hereof.
     Section 1. Dividends.
     1.1 General Obligation. To the extent permitted under the GCL, the Corporation shall pay preferential dividends to the holders of the PBGC Preferred Stock as provided in this Section 1.1 by increasing the aggregate Liquidation Value thereof on each Dividend Reference Date (as hereinafter defined) by an amount equal to the amount of the dividends to be paid. Once the Liquidation Value has been so increased, the dividends relating to such increase shall be deemed to have been paid. Except as otherwise provided herein, dividends on each share of the PBGC Preferred Stock (a “PBGC Preferred Share”) shall accrue on a daily basis at the rate of 2% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such PBGC Preferred Share (or, in the case of accumulated and unpaid dividends, from and including the Dividend Reference Date (as defined below) on which they were accumulated) to and including the first to occur of (i) the date on which the Liquidation Value of such PBGC Preferred Share, plus all accrued and unpaid dividends thereon, is paid to the holder thereof in connection with the liquidation, dissolution and/or winding up of the Corporation (including any transaction deemed to be a liquidation, dissolution and winding up of the Corporation under Section 2.2 below) or the redemption of such PBGC Preferred Share by the Corporation, (ii) the date on which such PBGC Preferred Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such PBGC Preferred Share is otherwise acquired by the Corporation. Such dividends shall be cumulative and shall accrue on a daily basis whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Each distribution on the PBGC Preferred Stock shall be payable to holders of record as they appear on the records of the Corporation on the record date declared by the Board of Directors, which shall be not fewer than ten (10) nor more than sixty (60) days preceding the related Dividend Reference Date. The date on which the Corporation initially issues any PBGC Preferred Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such PBGC Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such PBGC Preferred Share.
     1.2 Dividend Reference Dates. To the extent not paid on June 30 and December 31 of each year, beginning June 30, 2006 (the “Dividend Reference Dates”), all dividends which have accrued on each PBGC Preferred Share outstanding during the six-month period (or the period beginning on the date of issuance of the PBGC Preferred Stock and ending on June 30, 2006 in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated (and dividends shall accrue thereon pursuant to Section 1.1) and shall remain accumulated dividends with respect to such PBGC Preferred Share until paid to the holder thereof pursuant to Section 1.1.
     1.3 Pro Rata Payment. All dividends paid with respect to PBGC Preferred Shares pursuant to this Section 1 shall be paid pro rata and in like manner to the holders of each PBGC Preferred Share entitled thereto.
     Section 2. Liquidation.
     2.1 Generally. Upon any liquidation, dissolution and/or winding up of the Corporation (whether voluntary or involuntary, and including any transaction deemed to be a liquidation, dissolution and winding up of the Corporation pursuant to Section 2.2 below):
          (a) each holder of PBGC Preferred Stock shall be entitled to be paid in respect of each PBGC Preferred Share then held by such holder, prior to and in preference to any distribution or payment to be made in respect of any Junior Securities or to be made in respect of any PBGC Preferred Shares pursuant to Section 2.1(b) below, an amount in cash equal to all accrued and unpaid dividends on such PBGC Preferred Share; and
          (b) each holder of PBGC Preferred Stock shall be entitled to be paid in respect of each PBGC Preferred Share then held by such holder, prior to and in preference to any distribution or payment to be made in respect of any Junior Securities, an amount in cash equal to the Liquidation Value of each such PBGC Preferred Share.
     2.2 Deemed Liquidations. The consummation of any Change in Ownership or Fundamental Change shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 2 (and, upon consummation thereof, each holder of PBGC Preferred Stock shall be entitled to receive, in exchange for cancellation of such holder’s PBGC Preferred Shares, payment from the Corporation of the amounts payable under this Section 2 with respect to such holder’s PBGC Preferred Shares upon a liquidation, dissolution and/or winding up of the Corporation).
     2.3 Notice of Liquidations; Distribution of Partial Liquidation Proceeds. Except as otherwise agreed by the holders of a majority of the PBGC Preferred Shares then outstanding, not fewer than 45 days prior to the date of any liquidation, dissolution and/or winding up of the Corporation stated therein, the Corporation shall mail written notice of any liquidation, dissolution and/or winding up of the Corporation (including any transaction deemed to be a liquidation, dissolution and winding up of the Corporation under Section 2.2 above) to each record holder of PBGC Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each PBGC Preferred Share and each share of Common Stock in connection with such liquidation, dissolution and/or winding up of the

Corporation. If, upon any liquidation, dissolution and/or winding up of the Corporation (whether voluntary or involuntary, and including any transaction deemed to be a liquidation, dissolution and winding up of the Corporation under Section 2.2 above), the Corporation’s assets to be distributed among the holders of the PBGC Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under Section 2.1(a) and Section 2.1(b) above, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among the holders of the PBGC Preferred Stock and Serial Preferred Stock ranking pari passu with the PBGC Preferred Stock on a pari passu basis according to the Liquidation Value of each PBGC Preferred Share and the liquidation value of each other share of Serial Preferred Stock.
     Section 3. Ranking. The PBGC Preferred Stock shall, with respect to dividends, distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including any transaction deemed to be a liquidation, dissolution and winding up of the Corporation under Section 2.2 above), rank on a parity with the Serial Preferred Stock and rank senior to the Junior Securities, including without limitation the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock and all shares of Common Stock. In determining whether any class or series of stock of the Corporation ranks on a parity or junior to the PBGC Preferred Stock, such class or series shall be deemed to rank:
          (a) on a parity with the PBGC Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof are different from those of the PBGC Preferred Stock, if the holders of such class or series of Serial Preferred Stock and the PBGC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and
          (b) junior to the PBGC Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of PBGC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.
     Section 4. Redemptions.
     4.1 Optional Redemption. The Corporation may at any time and from time to time redeem all or any portion of the shares of PBGC Preferred Stock then outstanding. Upon any such redemption, the Corporation shall pay a price per PBGC Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). Each holder of PBGC Preferred Shares shall promptly surrender and deliver to the Corporation the certificates representing such shares. If fewer than all of the PBGC Preferred Shares outstanding are to be redeemed by the Corporation at any time, then the number of PBGC Preferred Shares to be redeemed from each holder of PBGC Preferred Shares at such time shall be determined pro rata based upon the aggregate Liquidation Value of all PBGC Preferred Shares held by each such holder (plus all accrued and unpaid dividends thereon).
     4.2 Redemption Payments. For each PBGC Preferred Share that is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such PBGC Preferred Share) an amount in cash in immediately available funds equal to the Liquidation Value of such PBGC Preferred Share, plus all accrued and unpaid dividends thereon. If the funds of the Corporation legally available for redemption of PBGC Preferred Shares on any Redemption Date are insufficient to redeem the total number of PBGC Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of PBGC Preferred Shares pro rata among the holders of the PBGC Preferred Shares to be redeemed based upon the aggregate Liquidation

Value of all PBGC Preferred Shares held by each such holder, plus all accrued and unpaid dividends thereon.
     4.3 Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of PBGC Preferred Stock to each record holder thereof not less than 45 days prior to the date on which such redemption is to be made. In case fewer than the total number of PBGC Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed PBGC Preferred Shares shall be issued to the holder thereof within five Business Days after surrender of the certificate representing the redeemed PBGC Preferred Shares.
     4.4 Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, the PBGC Preferred Shares to be redeemed from the holders thereof in redemptions hereunder shall be allocated among such holders on a pro rata basis in accordance with the aggregate Liquidation Value of all PBGC Preferred Shares held by each such holder, plus all accrued and unpaid dividends thereon.
     4.5 Dividends After Redemption Date. No PBGC Preferred Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such PBGC Preferred Share, together with all accrued and unpaid dividends thereon through the date of payment, is paid in full in immediately available funds to the holder of such PBGC Preferred Share. On such date, all rights of the holder of such PBGC Preferred Share shall cease, and such PBGC Preferred Share shall no longer be deemed to be issued and outstanding.
     4.6 Redeemed or Otherwise Acquired Shares. Any PBGC Preferred Shares converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the GCL. All such shares shall upon their cancellation be retired from the available capital stock of the Corporation and no longer be authorized shares of Preferred Stock of the Corporation.
     Section 5. Voting Rights. Except as otherwise required by applicable law, the holders of PBGC Preferred Stock shall have no voting rights except that the affirmative vote of the holders of a majority of the outstanding PBGC Preferred Shares, voting as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation or otherwise) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the powers, preferences or special rights of any of the PBGC Preferred Shares.
     Section 6. Conversion.
     6.1 Conversion Procedure.
          (a) (i) At any time and from time to time following the earlier of (A) the second anniversary of the date of issuance of the PBGC Preferred Stock and (B) a Fundamental Change or a Change in Ownership pursuant to Section 2.3 above (in which case, any conversion would be effective simultaneously with the consummation of the Fundamental Change or Change in Ownership), any holder of PBGC Preferred Stock may convert all or any portion of such holder’s PBGC Preferred Stock (including any fraction of a PBGC Preferred Share) held by such holder into the number of shares of Conversion Stock computed by multiplying the number of such holder’s PBGC Preferred Shares to be converted by the Liquidation Value (plus all accrued and unpaid dividends thereon) and dividing the result by the Conversion Price then in effect.
     (ii) On the 15th anniversary of the date of issuance, each PBGC Preferred Share shall automatically convert into the number of shares of Conversion Stock computed by dividing the Liquidation Value (plus all accrued and unpaid dividends thereon) of such PBGC Preferred Share by the Conversion Price then in effect.
          (b) Except as otherwise provided herein, each conversion of PBGC Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the PBGC Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of PBGC Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
          (c) The conversion rights of any PBGC Preferred Share subject to redemption hereunder shall terminate on the Redemption Date for such PBGC Preferred Share.
          (d) Notwithstanding any other provision hereof, if a conversion of PBGC Preferred Stock is to be made in connection with a Change in Ownership, a Fundamental Change or similar transaction affecting the Corporation, the conversion of any shares of PBGC Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion (i) shall not become effective unless such transaction is consummated, and (ii) shall be deemed to be effective immediately prior to the consummation of such transaction.
          (e) As soon as possible after a conversion has been effected, but in any event within ten Business Days thereafter, the Corporation shall deliver to the converting holder:
     (i) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in the name of the record holder thereof and in such denomination or denominations as the converting holder has specified;
     (ii) a certificate representing any shares of PBGC Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted; and
     (iii) payment of the amount payable under Section 6.1(i) below with respect to such conversion.
          (f) Upon conversion of each share of PBGC Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.
          (g) The Corporation shall not close its books against the transfer of PBGC Preferred Stock or of Conversion Stock issued or issuable upon conversion of PBGC Preferred Stock in any manner which interferes with the timely conversion of PBGC Preferred Stock. The Corporation shall assist and cooperate, in all reasonable respects, with any holder of PBGC Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of PBGC Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).
          (h) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the PBGC Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding PBGC Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be delivered by the Corporation promptly after such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be fewer than the number of Conversion Shares required to be reserved hereunder for issuance upon conversion of all outstanding PBGC Preferred Stock.
          (i) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of any PBGC Preferred Shares, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.
     6.2 Conversion Price.
          (a) The initial Conversion Price shall be 125% of the average of the closing prices of the sales of Common Stock on all domestic securities exchanges on which such Common Stock may at the time be listed, averaged over a period beginning on the date of issuance of the PBGC Preferred Stock and ending on the 60th consecutive trading day following such date (the “Conversion Price”). The Corporation shall deliver to Pension Benefit Guaranty Corporation (“PBGC”), on or prior to the 65th trading day following the date of issuance of the PBGC Preferred Stock, written notice setting forth the initial Conversion Price and the calculation thereof. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6.2 and Section 6.4 below.
          (b) If and whenever the Corporation issues or sells, or in accordance with Section 6.3 is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Market Price in effect immediately prior to the time of such issuance or sale, then immediately upon such issuance or sale or deemed issuance or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issuance or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale.
          (c) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of (i) any issuance or sale (or deemed issuance or sale) of any Common Stock to directors, employees, consultants, and advisors of the Corporation and its Subsidiaries pursuant to stock option plans, stock ownership plans or other compensatory arrangements approved by the Board of Directors (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock) or (ii) any issuance of Common Stock upon the conversion, exchange or exercise of any securities issued on or prior to the date of issuance of the PBGC Preferred Stock or pursuant to the Plan of Reorganization.

     6.3 Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 6.2 above, the following shall be applicable:
          (a) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options, other than as expressly provided in the Plan of Reorganization, and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon the conversion or exchange of any Convertible Securities issuable upon the exercise of such Options, is less than the Market Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
          (b) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, other than as expressly provided in the Plan of Reorganization, and the price per share for which Common Stock is issuable upon the conversion or exchange thereof is less than the Market Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
          (c) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 6.3, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the PBGC Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.
          (d) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section 6.3, the expiration or termination of any Option or Convertible Security that was outstanding as of the date of issuance of the PBGC Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed pursuant to Section 6.3(c), to have been issued after the date of issuance of the PBGC Preferred Stock.
          (e) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of the sale or issuance by the Corporation of such Common Stock, Option or Convertible Security. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving Person in connection with any merger or consolidation in which the Corporation is the surviving Person, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets and business of the non-surviving Person that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portion thereof attributable to any such stock or securities) shall be determined in good faith by the Board of Directors.
          (f) Integrated Transactions. In case any Common Stock, Option or Convertible Security is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Common Stock, Option or Convertible Security by the parties thereto, the Common Stock, Option or Convertible Security shall be deemed to have been issued for a consideration of $.01.
          (g) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its Subsidiaries, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.
          (h) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock to be issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     6.4 Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
     6.5 Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale or disposition of all or substantially all of the Corporation’s property or assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, property or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, unless the PBGC Preferred Stock receives in such Organic Change either (i) on an as-converted basis, the same proportionate consideration as the Common Stock or (ii) in exchange therefor, preferred stock of the successor Person resulting from the Organic Change (or its parent Person) bearing the same relative rights, privileges and priorities as the PBGC Preferred Stock, the Corporation shall make appropriate provisions to insure that the PBGC Preferred Stock shall not be cancelled or retired as a result of such Organic Change and each of the holders of the PBGC Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s PBGC Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted in accordance with this Section 6 all of such holder’s PBGC Preferred Stock immediately prior to such Organic Change (plus all accrued and unpaid dividends on all PBGC Preferred Shares held by such holder immediately prior to such Organic Change). In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this Section 6 shall thereafter be applicable to the PBGC Preferred Stock (including, in the case of any such consolidation, merger, sale or disposition in which the successor Person or purchasing Person is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger, sale or disposition, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of PBGC Preferred Stock, if the value so reflected is less than the Market Price in effect immediately prior to such consolidation, merger, sale or disposition). The Corporation shall not effect any such consolidation, merger, sale or disposition, unless prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from consolidation or merger or the Person purchasing such assets assumes by written instrument, the obligation to deliver to each holder of PBGC Preferred Shares of stock, securities, property or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
     6.6 Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (other than in respect of any compensatory arrangement described in Section 6.2(c)(i) above), then the Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of PBGC Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon the conversion of any PBGC Preferred Share.
     6.7 Notices.

          (a) As soon as practicable after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of PBGC Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.
          (b) The Corporation shall give written notice to all holders of PBGC Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
          (c) The Corporation shall also give written notice to all holders of PBGC Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.
     Section 7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of PBGC Preferred Stock. Upon the surrender of any certificate representing PBGC Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of PBGC Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of PBGC Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the PBGC Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such PBGC Preferred Stock represented by the surrendered certificate.
     Section 8. Liquidating Dividends. If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with United States generally accepted accounting principles) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Corporation shall pay to the holders of PBGC Preferred Stock at the time of payment thereof the Liquidating Dividends which would have been paid in respect of shares of Conversion Stock had such PBGC Preferred Stock been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of such class of Common Stock entitled to such dividends are to be determined. The Liquidation Value of any PBGC Preferred Share shall be reduced by the amount of any Liquidating Dividend paid in respect of such Share.
     Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing PBGC Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of PBGC Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the PBGC Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on the PBGC Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate or, if there is no such date, from the date of issuance of the PBGC Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate.
     Section 10. Definitions.

     10.1 “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York or U.S. governmental agencies are authorized or obligated by applicable law or executive order to remain closed.
     10.2 “Change in Ownership” means any sale, disposition, transfer or issuance or series of sales, dispositions, transfers and/or issuances of shares of the capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the holders of Common Stock and PBGC Preferred Stock as of the date of issuance of the PBGC Preferred Stock, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances and without regard to cumulative voting rights) to elect a majority of the Board of Directors.
     10.3 “Common Stock” means the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.
     10.4 “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock outstanding or that would be outstanding upon exercise or conversion of all Options and Convertible Securities, whether or not the Options or Convertible Securities are actually exercisable at such time, including any shares of Common Stock issuable upon conversion of the PBGC Preferred Stock.
     10.5 “Conversion Stock” means shares of Common Stock; provided that if there is a change such that the securities issuable upon conversion of the PBGC Preferred Stock are issued by a Person other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean shares of the security issuable upon conversion of the PBGC Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.
     10.6 “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.
     10.7 “Fundamental Change” means the occurrence of any of the following: (a) any sale, transfer or disposition of more than 50% of the property or assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for (x) a merger which is effected solely to change the state of incorporation of the Corporation or (y) a merger in which the Corporation is the surviving Person, the terms of the PBGC Preferred Stock are not changed or altered in any respect, the PBGC Preferred Stock is not exchanged for cash, securities or other property or assets, and after giving effect to such merger, the holders of the capital stock of the Corporation as of the date prior to the merger or consolidation shall continue to own the outstanding capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors.
     10.8 “Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Serial Preferred Stock and the PBGC Preferred Stock.

     10.9 “Liquidation Value” of any PBGC Preferred Share as of any particular date shall be the sum of (a) $100 and (b) all increases in Liquidation Value pursuant to Section 1.1 above.
     10.10 “Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive Business Days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined in good faith by the Corporation.
     10.11 “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
     10.12 “Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a trust, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     10.13 “Plan of Reorganization” means the Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code confirmed by the United States Bankruptcy Court for the Northern District of Illinois, on behalf of the Corporation and 27 other direct and indirect wholly owned subsidiaries, in Case No. 02-B-48191, as in effect on the date of issuance of the PBGC Preferred Stock.
     10.14 “Redemption Date” as to any PBGC Preferred Share means the applicable date specified in the notice of any redemption given in accordance with Section 4.3 above; provided that no such date shall be a Redemption Date unless the Liquidation Value of such PBGC Preferred Share, plus all accrued and unpaid dividends thereon, is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which all such amounts are fully paid.
     10.15 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.
     Section 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Article FOURTH, Part II without the prior written consent of the holders of a majority of the PBGC Preferred Shares outstanding at the time such action is taken.

     Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).
PART III
Class Pilot MEC Junior Preferred Stock
     Unless otherwise indicated, any reference in this Article Fourth, Part III to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part III.
     Section 1. Issuance; Restrictions on Transfer.
     The share of Class Pilot MEC Preferred Stock shall be issued only to, and shall be held only by, (i) the United Airlines Pilots Master Executive Council (the “MEC”) of the Air Line Pilots Association, International (“ALPA”) pursuant to ALPA’s authority as the collective bargaining representative for the crafts or class of pilots employed by United Air Lines, Inc. (“United”) or (ii) a duly authorized agent acting for the benefit of the MEC. Any purported sale, transfer, pledge or other disposition (a “transfer”) of the share of Class Pilot MEC Preferred Stock to any person, other than a successor to the MEC by merger or reorganization of ALPA (in any such case, an “ALPA Successor”), or a duly authorized agent acting for the benefit of ALPA or an ALPA Successor, shall be null and void and of no force and effect. Upon any purported transfer of the share of Class Pilot MEC Preferred Stock by the holder thereof other than as expressly permitted above, and without any further action by the Corporation, such holder or any other person or entity, such share shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Subsection 9.2 hereof, and thereupon such share shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the share of Class Pilot MEC Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with Section 9. The certificate representing the share of Class Pilot MEC Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.
     Section 2. Definitions. For purposes of this Article FOURTH, Part III, the following terms shall have the meanings indicated:
     2.1 “Affiliate” shall have the meaning defined in Rule 12b-2 under the Exchange Act.
     2.2 “Board of Directors” shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class Pilot MEC Preferred Stock.
     2.3 “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
     2.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

     2.5 “set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class Pilot MEC Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Class Pilot MEC Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
     2.6 “Transfer Agent” means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class Pilot MEC Preferred Stock.
     Section 3. Dividends. The holder of the share of Class Pilot MEC Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).
     Section 4. Payments upon Liquidation.
     4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holder of the share of Class Pilot MEC Preferred Stock shall be entitled to receive $0.01 for the share of Class Pilot MEC Preferred Stock (the “Liquidation Preference”), but such holder shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the holder of the share of Class Pilot MEC Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holder of the share of Class Pilot MEC Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such share of Class Pilot MEC Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.
     4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holder of the share of Class Pilot MEC Preferred Stock, as and to the fullest extent provided in this Section 4, any series or class of stock of the Corporation that ranks junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the share of Class Pilot MEC Preferred Stock shall not be entitled to share therein.

     Section 5. Shares to be Retired. The share of Class Pilot MEC Preferred Stock which shall have been issued and reacquired in any manner (other than redemption pursuant to Section 9.1) by the Corporation shall be retired and restored to the status of an authorized but unissued share of Class Pilot MEC Preferred Stock and, in the event of the redemption of such share pursuant to Section 9.1 hereof, shall not be reissued.
     Section 6. Ranking.
     6.1 Any class or series of stock of the Corporation shall be deemed to rank:
          (a) prior to the Class Pilot MEC Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holder of Class Pilot MEC Preferred Stock;
          (b) on a parity with the Class Pilot MEC Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class Pilot MEC Preferred Stock, if the holders of such class or series and the Class Pilot MEC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and
          (c) junior to the Class Pilot MEC Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holder of Class Pilot MEC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.
     6.2 The PBGC Preferred Stock shall be deemed to rank senior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Class IAM Preferred Stock shall be deemed to rank on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock shall each be deemed to rank junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.
     Section 7. Consolidation, Merger, etc.
     7.1 In case the Corporation enters into any consolidation, merger, share exchange or similar transaction, however named, involving the Corporation or its subsidiary, United (or any successor to all or substantially all the assets or business of United), pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into securities of any successor or resulting or other company (including the Corporation), or cash or other property (each of the foregoing transactions is referred to herein as a “Merger Transaction”), proper provision shall be made so that, upon consummation of such transaction, the share of Class Pilot MEC Preferred Stock shall be converted, reclassified or changed into or exchanged for preferred stock of such successor or resulting or other company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class Pilot MEC Preferred Stock had, in respect of the Corporation, immediately prior to such transaction; specifically including, without limitation, the right, until the ALPA Termination Date (as defined in Section 8.1 below), to elect one member of the board of directors (or similar governing body) of such company.

     7.2 In case the Corporation shall enter into any agreement providing for any Merger Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to the holder of the share of Class Pilot MEC Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 and Section 8 have been complied with.
     Section 8. Voting. The holder of the share of Class Pilot MEC Preferred Stock shall have the following voting rights:
     8.1 Until such time (the “ALPA Termination Date”) as (i) there are no longer any persons represented by ALPA (or any ALPA Successor) employed by the Corporation or any of its Affiliates or (ii) the collective bargaining agreement between the Corporation or any of its Affiliates and ALPA has been amended by the parties thereto so that such agreement no longer provides that ALPA has the right to appoint a director of the Corporation, the holder of the share of Class Pilot MEC Preferred Stock shall have the right (a) voting as a separate class, to (1) elect one director to the Board of Directors at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders, (2) remove such director with or without cause and (3) fill any vacancies in such directorship resulting from death, resignation, disqualification, removal or other cause, and (b) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation (other than the election of Directors), except as otherwise required by law.
     8.2 The affirmative vote of the holder of the share of Class Pilot MEC Preferred Stock, voting as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the powers, preferences or special rights of the Class Pilot MEC Preferred Stock.
     8.3 For purposes of the foregoing provisions of Sections 8.1 and 8.2, the share of Class Pilot MEC Preferred Stock shall have one (1) vote.
     Section 9. Redemption.
     9.1 The share of Class Pilot MEC Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the ALPA Termination Date, at a price of $0.01 per share, as provided herein below. As promptly as reasonably possible following the occurrence of the ALPA Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 9 to the record holder of the Class Pilot MEC Preferred Stock. From and after the redemption provided for in this Section 9.1, all rights of the holder of the Class Pilot MEC Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.
     9.2 The share of Class Pilot MEC Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed upon any purported transfer thereof other than as expressly permitted under Section 1.2. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class Pilot MEC Preferred

Stock. Upon any such redemption, all rights of the holder of Class Pilot MEC Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.
     9.3 The holder of the share of Class Pilot MEC Preferred Stock so redeemed pursuant to Section 9.1 or 9.2 shall present and surrender the certificate formerly representing such share to the Corporation and thereupon the redemption price of such share shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and the surrendered certificate shall be cancelled.
     Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of the share of Class Pilot MEC Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.
PART IV
Class IAM Junior Preferred Stock
     Unless otherwise indicated, any reference in this Article Fourth, Part IV to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part IV.
     Section 1. Issuance; Restrictions on Transfer.
     The share of Class IAM Preferred Stock shall be issued only to, and shall be held only by, (i) the International Association of Machinists and Aerospace Workers (the “IAM”) pursuant to the IAM’s authority as the collective bargaining representative for certain crafts or classes of public contact employees, ramp and stores employees, food service and security officer employees, Mileage Plus public contact employees, fleet technical instructors and related and maintenance instructor employees employed by United or (ii) a duly authorized agent acting for the benefit of the IAM. Any purported sale, transfer, pledge or other disposition (hereinafter a “transfer”) of the share of Class IAM Preferred Stock to any person, other than a successor to the IAM by merger or reorganization of the IAM (in any such case, an “IAM Successor”), or a duly authorized agent acting for the benefit of the IAM or an IAM Successor, shall be null and void and of no force and effect. Upon any purported transfer of the share of Class IAM Preferred Stock by the holder thereof other than as expressly permitted above, and without any further action by the Corporation, such holder or any other person or entity, such share shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Subsection 9.2 hereof, and thereupon such share shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the share of Class IAM Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with Section 9. The certificate representing the share of Class IAM Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.
     Section 2. Definitions. For purposes of this Article Fourth, Part IV, the following terms shall have the meanings indicated:
     2.1 “Affiliate” shall have the meaning defined in Rule 12b-2 under the Exchange Act.

     2.2 “Board of Directors” shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class IAM Preferred Stock.
     2.3 “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
     2.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.
     2.5 “set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class IAM Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then ‘‘set apart for payment’’ with respect to the Class IAM Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
     2.6 “Transfer Agent” means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class IAM Preferred Stock.
     Section 3. Dividends. The holder of the share of Class IAM Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).
     Section 4. Payments upon Liquidation.
     4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holder of the share of Class IAM Preferred Stock shall be entitled to receive $0.01 for the share of Class IAM Preferred Stock (the “Liquidation Preference”), but such holder shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the holder of the share of Class IAM Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holder of the share of Class IAM Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such share of Class IAM Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

     4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holder of the share of Class IAM Preferred Stock, as and to the fullest extent provided in this Section 4, any series or class of stock of the Corporation that ranks junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the share of Class IAM Preferred Stock shall not be entitled to share therein.
     Section 5. Shares to be Retired. The share of Class IAM Preferred Stock which shall have been issued and reacquired in any manner (other than redemption pursuant to Section 9.1) by the Corporation shall be retired and restored to the status of an authorized but unissued share of Class IAM Preferred Stock and, in the event of the redemption of such share pursuant to Section 9.1 hereof, shall not be reissued.
     Section 6. Ranking.
     6.1 Any class or series of stock of the Corporation shall be deemed to rank:
          (a) prior to the Class IAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holder of Class IAM Preferred Stock;
          (b) on a parity with the Class IAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class IAM Preferred Stock, if the holders of such class or series and the Class IAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and
          (c) junior to the Class IAM Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holder of Class IAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.
     6.2 The PBGC Preferred Stock shall be deemed to rank senior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Class Pilot MEC Preferred Stock shall be deemed to rank on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock shall be deemed to rank junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.
     Section 7. Consolidation, Merger, etc.
     7.1 In case the Corporation enters into any consolidation, merger, share exchange or similar transaction, however named, involving the Corporation or its subsidiary, United (or any successor to all or substantially all the assets or business of United), pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into securities of any successor or resulting or other company (including the Corporation), or cash or other property (each of the foregoing transactions is referred to herein as a “Merger Transaction”), proper provision shall be made so that, upon consummation of such transaction, the share of Class IAM Preferred Stock shall be converted, reclassified or changed into or exchanged for preferred stock of such successor or resulting or other company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class IAM Preferred Stock had, in respect of the Corporation, immediately prior to such transaction; specifically including, without limitation, the right, until the IAM Termination Date (as defined in Section 8.1 below), to elect one member of the board of directors (or similar governing body) of such company.
     7.2 In case the Corporation shall enter into any agreement providing for any Merger Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to the holder of the share of Class IAM Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 and Section 8 have been complied with.
     Section 8. Voting. The holder of the share of Class IAM Preferred Stock shall have the following voting rights:
     8.1 Until such time (the “IAM Termination Date”) as (i) there are no longer any persons represented by the IAM (or any IAM Successor) employed by the Corporation or any of its Affiliates or (ii) the letter agreement between the Corporation and the IAM, dated as of May 1, 2003, no longer provides that the IAM has the right to appoint a director of the Corporation, the holder of the share of Class IAM Preferred Stock shall have the right (a) voting as a separate class, to (1) elect one director to the Board of Directors at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders, (2) remove such director with or without cause and (3) fill any vacancies in such directorship resulting from death, resignation, disqualification, removal or other cause, and (b) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation (other than the election of Directors), except as otherwise required by law.
     8.2 The affirmative vote of the holder of the share of Class IAM Preferred Stock, voting as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the powers, preferences or special rights of the Class IAM Preferred Stock.
     8.3 For purposes of the foregoing provisions of Sections 8.1 and 8.2, the share of Class IAM Preferred Stock shall have one (1) vote.
     Section 9. Redemption.
     9.1 The share of Class IAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the IAM Termination Date, at a price of $0.01 per share, as provided herein below. As promptly as reasonably possible following the occurrence of the IAM Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 9 to the record holder of the Class IAM Preferred Stock. From and after the redemption provided for in this Section 9.1, all rights of the holder of the Class IAM Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.
     9.2 The share of Class IAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed upon any purported transfer thereof other than as expressly permitted under Section 1.2. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class IAM Preferred Stock. Upon any such redemption, all rights of the holder of Class IAM Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.
     9.3 The holder of the share of Class IAM Preferred Stock so redeemed pursuant to Sections 9.1 or 9.2 shall present and surrender the certificate formerly representing such share to the Corporation and thereupon the redemption price of such share shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and the surrendered certificate shall be cancelled.
     Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of the share of Class IAM Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.
PART V
Common Stock
     Unless otherwise indicated, any reference in this Article Fourth, Part V to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part V.
     Section 1. Dividends. Subject to any rights to receive dividends to which the holders of the shares of any other class or series of stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefor.
     Section 2. Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid to the holders of shares of any other class or series of stock ranking prior to the Common Stock in respect thereof the full amounts to which they shall be entitled, and subject to any rights of the holders of any other class or series of stock to participate therein, the holders of the then outstanding shares of Common Stock shall be entitled to receive, pro rata, any remaining assets of the Corporation available for distribution to its stockholders. Subject to the foregoing, the Board of Directors may distribute in kind to the holders of the shares of Common Stock such remaining assets of the Corporation, or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such, other corporations, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration so received or any balance thereof in kind to holders of the shares of Common Stock. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Corporation (unless in connection therewith the dissolution, liquidation or winding up of the Corporation is specifically approved), or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purpose of this Section 2.
     Section 3. Voting. Except as provided by law or this Restated Certificate, each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders.
PART VI
General Provisions
     Section 1. No Preemptive Rights, Etc. Except as otherwise provided herein, no holder of stock of the Corporation of any class shall have any preemptive, preferential or other right to purchase or subscribe for any shares of stock, whether now or hereafter authorized, of the Corporation of any class, or any obligations convertible into, or any options or warrants to purchase, any shares of stock, whether now or hereafter authorized, of the Corporation of any class, other than such, if any, as the Board of Directors may from time to time determine, and at such price as the Board of Directors may from time to time fix; and any shares of stock or any obligations, options or warrants which the Board of Directors may determine to offer for subscription to holders of any shares of stock of the Corporation may, as the Board of Directors shall determine, be offered to holders of shares of stock of the Corporation of any class or classes or series, and if offered to holders of shares of stock of more than one class or series, in such proportions as between such classes and series as the Board of Directors may determine.
     Section 2. Non-Citizen Voting Limitation. All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:
          (a) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all persons who fail to qualify as a “citizen of the United States,” as the term is used in Section 40102(a)(15) of Title 49 of the United States Code, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, be entitled to be more than 24.9% (or such other maximum percentage as such Section or substitute or replacement legislation shall hereafter provide) of the aggregate votes of all outstanding Equity Securities of the Corporation (the “Cap Amount”).
          (b) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as “citizens of the United States” based on the number of votes the underlying securities are entitled to.
     Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:
     “The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as “citizens of the United States” as the term is defined used in Section 40102(a)(15) of Title 49 of the United States Code. Such voting restrictions are contained in the Restated Certificate of UAL Corporation, as the same may be amended or restated from time to time. A complete and correct copy of the Restated Certificate shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of UAL Corporation.”
     Section 3. Restrictions on Issuance of Securities. (a) The Corporation shall not issue nonvoting equity securities on or prior to the second anniversary of the Corporation’s emergence from protection under Chapter 11 of the Bankruptcy Code to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such section is in effect and applicable to the Corporation (except to the extent of any voting restrictions on the PBGC Preferred Stock set forth in this Restated Certificate).
          (b) Except as required by law or as approved by the Stockholders, the Corporation shall not issue serial preferred stock pursuant to Article Fourth, Part I with voting rights (unless such serial preferred stock is convertible into Common Stock, in which case such serial preferred stock may vote with the Common Stock on an as-converted basis).
     Section 4. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.
     Section 5. 5% Ownership Limit.
     5.1 For purposes of Sections 5, 6 and 7, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
“5% Transaction” means any Transfer of Corporation Securities described in clause (y) or (z) of paragraph 5.2, subject to the provision of such paragraph 5.2.
An “Affiliate” of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.
“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
A Person will be deemed the “Beneficial Owner” of, and will be deemed to “Beneficially Own,” and will be deemed to have “Beneficial Ownership” of:
     (a) any securities that such Person or any of such Person’s Affiliates or Associates is deemed to “Beneficially Own” within the meaning of Rule 13d-3 under the Exchange Act, and any securities deposited into a trust established by or on behalf of the Person or any of its Affiliates or Associates, the sole beneficiaries of which are the shareholders of the Person;
     (b) any securities (the “Underlying Securities”) that such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such Person will also be deemed to be the Beneficial Owner of the securities convertible into or exchangeable for the Underlying Securities); and
     (c) any securities Beneficially Owned by persons that are part of a “group” (within the meaning of Rule 13d-5(b) under the Exchange Act) with such Person.
For purposes of calculating the percentage of Voting Securities that are Beneficially Owned by any Person, such calculation will be made based on the aggregate number of issued and outstanding securities at the time of such calculation, but will not include in the denominator any such securities issuable upon any options, warrants or other securities that are exercisable for such securities.
“Code” means the Internal Revenue Code of 1986, as amended.
“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
“Effective Date” means February 1, 2006.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.
“Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).
“Percentage Stock Ownership” means the percentage Stock Ownership interest as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).
“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.
“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Section 5.
“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.
“Transfer” means, with respect to any Person other than the Corporation, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, other than a sale, transfer, assignment, conveyance, pledge or other disposition to a wholly owned subsidiary of the transferor, or, if the transferor is wholly owned by a Person, to a wholly owned subsidiary of such Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)).
“Voting Securities” means all securities that by their terms are entitled to vote generally in the election of directors of the Corporation (without giving effect to any contractual limitations on voting).
     5.2 Any attempted Transfer of Corporation Securities prior to the earliest of (A) February 1, 2011, (B) the repeal, amendment or modification of Section 382 of the Code (and any comparable successor provision) (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Corporation, (C) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available, and (D) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of the Corporation, as defined in Section 382, would not be materially less than the net operating loss carryforward or net unrealized built-in loss of the Corporation (the “Restriction Release Date”), or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio so far as it purports to transfer ownership or rights in respect of such stock to the Purported Transferee (y) if the transferor is a Five-Percent Shareholder or (z) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder other than by reason of Treasury Regulation Section 1.382T(j)(3) or any successor to such regulation or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, that this paragraph 5.2 shall not apply to, nor shall any other provision in this Restated Certificate prohibit, restrict or limit in any way, the issuance of Corporation Securities by the Corporation in accordance with the Second Amended Joint Plan of Reorganization of the Corporation dated January 20, 2006 (the “Chapter 11 Plan”). Notwithstanding the foregoing, the transfer restrictions described in this Section 5.2 shall not apply if (A) the Transferor is any of PBGC, any Person who purchased or acquired all or any part of the Unsecured PBGC Claim (as defined in the Plan of Reorganization) prior to Corporation’s emergence from protection under Chapter 11 of the Bankruptcy Code pursuant to the Plan of Reorganization, or any of the trusts holding assets of the United Airlines Pilot Defined Benefit Pension Plan, the United Airlines Flight Attendant Defined Benefit Pension Plan, the United Airlines Ground Retirement Income Plan or the Management, Administrative and Public Contract Defined Benefit Pension Plan of United (each, a “PBGC Transferor”) and (B) the Transfer is of Corporation Securities that the PBGC Transferor obtained pursuant to the terms of the Plan of Reorganization.
     5.3 The restrictions set forth in paragraph 5.2 shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof.
As a condition to granting its approval pursuant to this paragraph 5.3, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits. The Board of Directors may exercise the authority granted by this Section 5 through duly authorized officers or agents of the Corporation.
     5.4 Each certificate representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain the legend set forth on Exhibit A hereto, evidencing the restrictions set forth in this Section 5 and Sections 6 and 7.
     Section 6. Treatment of Excess Securities.

     6.1 No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any; provided, however, that the Transferor of such Excess Securities shall not be required to disgorge, and shall be permitted to retain for its own account, any proceeds of such Transfer, and shall have no further rights, responsibilities, obligations or liabilities with respect to such Excess Securities, if such Transfer was a Prohibited Transfer pursuant to Section 5.2(z). Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 5 shall also be a Prohibited Transfer.
     6.2 If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions “), to an agent designated by the Board of Directors (the” Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6.3 if the Agent rather than the Purported Transferee had resold the Excess Securities.
     6.3 The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee as follows: (x) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (y) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, of the Excess Securities at the time of the Prohibited Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (z) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (y) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 5 inure to the benefit of the Corporation.
     6.4 If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 6.2, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.
     6.5 The Corporation shall make the written demand described in Section 6.2 within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of Sections 5 and 6 shall apply nonetheless.
     Section 7. Board Authority.
     The Board of Directors shall have the power to determine all matters necessary for assessing compliance with Sections 5 and 6, including, without limitation, (A) the identification of Five-Percent Shareholders, (B) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (y) of Section 6, and (F) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of Sections 5 and 6.
     ARTICLE FIFTH.
     Unless otherwise indicated, any reference in this Article Fifth to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fifth.
     Section 1. Definitions. As used in this Restated Certificate, the following terms shall have the following meanings:
     1.1 “Chief Executive Officer” means the Chief Executive Officer of the Corporation.
     1.2 “Director” means a director of the Corporation.
     1.3 “entire Board of Directors” means all Directors of the Corporation who would be in office if there were no vacancies.

     1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.
     1.5 “GCL” means the General Corporation Law of the State of Delaware, as amended from time to time.
     1.6 “Person” means any individual, corporation, limited liability company, association, partnership, joint venture, trust or unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.
     1.7 “Restated Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.
     1.8“Stockholders” means the stockholders of the Corporation.
     Section 2. Directors.
     2.1 General Powers. Except as otherwise provided in this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and regulations, not inconsistent with this Restated Certificate, the Restated Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation. In addition to the powers conferred expressly by this Restated Certificate and the Restated Bylaws, the Board of Directors may exercise all powers and perform all acts that are not required, by this Restated Certificate, the Restated Bylaws or applicable law, to be exercised or performed by the Stockholders.
     2.2 Number. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock to elect Directors and take certain actions with respect to such elected Directors, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution of the Board of Directors (but shall not be fewer than five). The initial number of Directors shall be twelve, and shall not be increased to any number greater than twelve prior to February 1, 2008.
     2.3 Term of Office. Except as otherwise provided in this Restated Certificate, each Director shall hold office until the next annual meeting of Stockholders and until his or her successor is elected and qualified, subject to such Director’s earlier death, resignation or removal.
     2.4 Resignation of Directors. Any Director may resign at any time upon written notice to the Corporation.
     2.5 Voting by Directors. Subject to any greater or additional vote of the Board or of any class of Directors required by law or by this Restated Certificate, an act of the Board shall require the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present. Each Director shall have one vote.
     Section 3. Special Voting Provisions.
     3.1 Election of Directors. Notwithstanding any other provision of this Restated Certificate, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of this Restated Certificate or the resolution or resolutions of the Board of Directors establishing such series of Preferred Stock. During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed by or pursuant to the provisions of Article Fourth hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed by or pursuant to said provisions, and (ii) each such additional Director shall serve until such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing a series of Preferred Stock, whenever the holders of any series of Preferred Stock having a right to elect additional Directors are divested of such right pursuant to the provisions of such series of Preferred Stock, the terms of office of all such additional Directors elected by the holders of such series of Preferred Stock, or elected, or fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.
     3.2 Amendment to the Restated Bylaws. The Board of Directors is expressly authorized to make, alter, amend or repeal the Restated Bylaws; provided, however, that no bylaws hereafter adopted shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.
     ARTICLE SIXTH.
          (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.
          (b) Each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a ‘‘proceeding’’), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, or employee, of the Corporation or is or was serving at the request of the Corporation as a director, officer, or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee or in any other capacity while serving as a director, officer, or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to indemnify a director, officer, or employee for costs and expenses relating to proceedings (or any part thereof) instituted against the Corporation by such director, officer, or employee (other than proceedings pursuant to which such director, officer, or employee is seeking to enforce such director’s, officer’s, or employee’s indemnification rights hereunder). The right to indemnification conferred in this Article Sixth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCL requires, the payment of such expense incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Sixth or otherwise.
          (c) If a claim under paragraph (b) of this Article Sixth is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
          (d) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
          (e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.
     ARTICLE SEVENTH. Except as expressly provided in this Restated Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by the laws of Delaware and this Restated Certificate, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

     I, the undersigned officer of UAL Corporation, a corporation of the State of Delaware, hereby certify that the foregoing is a true, correct and complete copy of the Restated Certificate of said Corporation as at present in force.
     IN WITNESS WHEREOF, I have hereunto subscribed by name and affixed the seal of this Corporation this 1st day of February, 2006.

UAL CORPORATION

By:	/s/ Paul R. Lovejoy
Name:	Paul R. Lovejoy
Title:	Senior Vice President,
General Counsel
and Secretary
Attest:
/s/ Deborah S. Porter
Title: Assistant Secretary

EXHIBIT A
Form of Stock Legend
The shares of UAL Corporation Common Stock represented by this Certificate are issued pursuant to the Plan of Reorganization for UAL Corporation, as confirmed by the United States Bankruptcy Court for the Northern District of Illinois. The transfer of securities represented hereby is subject to restriction pursuant to Article Fourth, Part VI, Sections 5, 6 and 7 of the Restated Certificate of Incorporation of UAL Corporation. UAL Corporation will furnish a copy of its Restated Certificate of Incorporation to the holder of record of this Certificate without charge upon written request addressed to UAL Corporation at its principal place of business.